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                                                             Exhibit 99.27(4)(e)

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

ADJUSTABLE BENEFIT ENHANCEMENT RIDER

This benefit Rider is attached to and made part of the Policy. All the terms of this Rider have the same meaning as defined in the Policy except as modified by this Rider.

The effective date of the Rider is the Date of Issue of the Policy.

BENEFIT. In lieu of the Surrender Value as described in the Policy, the full Surrender Value will equal:

1.    The Total Account Value on the date of surrender; less

2.    The sum of the Loan Balance and any accrued interest not yet charged; plus

3.    The Adjustable Benefit Enhancement Amount, if any.

ADJUSTABLE BENEFIT ENHANCEMENT AMOUNT. On each Policy Anniversary, the Adjustable Benefit Enhancement Amount is the lesser of the Requested Adjustable Benefit Enhancement Amount and the Maximum Adjustable Benefit Enhancement Amount. This amount will remain level throughout the Policy Year unless a partial surrender has been made since the preceding Policy Anniversary. If a Partial Surrender has been made, the Adjustable Benefit Enhancement Amount will be recalculated to reflect the changes to the Maximum Adjustable Enhancement Amount.

REQUESTED ADJUSTABLE BENEFIT ENHANCEMENT AMOUNT. The amount of the Adjustable Benefit Enhancement requested by the Owner at issue. The amount requested is specified as a percentage of the available Adjustable Benefit Enhancement Balance.

MAXIMUM ADJUSTABLE BENEFIT ENHANCEMENT AMOUNT. The amount of Adjustable Benefit Enhancement Balance available upon surrender during the Policy Year. The maximum Adjustable Benefit Enhancement will equal:

     1. The Maximum Adjustable Benefit Enhancement Rate as determined by the Company; multiplied by

     2.   the Adjustable Benefit Enhancement Balance; multiplied by

     3.   the Term Blend Adjustment Factor.

     If a Partial Surrender has been made during a Policy Year, the Maximum Adjustable Benefit Enhancement Amount will equal:

     1. the Maximum Adjustable Benefit Enhancement Rate as determined by Lincoln Life; multiplied by.

     2. the Adjustable Benefit Enhancement Balance less the Amount of Partial Surrenders; multiplied by

     3.   the Term Blend Adjustment Factor.

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MAXIMUM ADJUSTABLE BENEFIT ENHANCEMENT RATE. The Maximum Adjustable Benefit
Enhancement Rate may be changed at any time if future expectations in investment earnings, persistency and/or expenses (including taxes) differ from assumptions made in pricing but is guaranteed to be at least 2% in any Policy Year.

ADJUSTABLE BENEFIT ENHANCEMENT BALANCE. The Adjustable Benefit Enhancement Balance is the basis for the total amount of the Adjustable Benefit Enhancement Amount available upon surrender. On each Monthly Anniversary Day, the Adjustable Benefit Enhancement Balance will be calculated as (1), minus (2), minus (3), plus (4) where:

     1. is the Adjustable Benefit Enhancement Balance on the preceding Monthly Anniversary Day.

     2.   is the Adjustable Benefit Enhancement Deduction Amount.

     3. is the amount of any Partial Surrenders since the preceding Monthly Anniversary Day.

     4. is the equivalent interest on items (1), (2) and (3), above, calculated at an annual interest rate of 3.0%.

On the date of issue of the Rider, the Adjustable Benefit Enhancement Balance will be the lesser of (a) and (b) where:

     (a)  is the sum of premiums paid on the Date of Issue of the Policy; and

     (b)  is the Target Premium for the Policy Year.

If a Term Insurance Rider is attached to the Policy, the Adjustable Benefit Enhancement Balance on the date of issue of the Rider will be the lesser of (a) and (b) where:

     (a)  is the sum of premiums paid on the Date of Issue of the Policy; and

     (b) is the Target Premium for the Policy Year, multiplied by the ratio of the Target Face Amount to the Basic Policy Specified Amount.

TERM BLEND ADJUSTMENT FACTOR. The Term Blend Adjustment Factor is equal to 1.0 unless a Term Insurance Rider is attached to this Policy. If a Term Insurance Rider is attached to this Policy, the Term Blend Adjustment Factor will equal
(1) plus [(2) multiplied by (3)] where:

     1.   is the Minimum Adjustment Factor, as shown in the Policy
          Specifications.

     2.   is one minus the Minimum Adjustment Factor.

     3. is the ratio of the Basic Policy Specified Amount to the Target Face Amount.

ADJUSTABLE BENEFIT ENHANCEMENT DEDUCTION AMOUNT. The Adjustable Benefit Enhancement Deduction Amount is an amount equal to the lesser of the Requested Adjustable Benefit Enhancement and the Maximum Adjustable Benefit Enhancement for the Monthly Anniversary Days coinciding with the Policy Anniversary. For other Monthly Anniversary Days, the deduction amount will be zero.

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TERMINATION. This Rider will terminate upon the first occurrence of any of the following:

1.   the Maturity Date of the Policy, as shown in the Policy Specifications; or

2.   the death of the Insured; or

3. the date this Policy is terminated as provided under the Grace Period provision of the Policy; or

4. the next Monthly Deduction Day after Lincoln Life receives the request In Writing to terminate this Rider.

5. the date of any change in or assignment of ownership rights of the Policy for the purpose of effecting an exchange for another Policy under Section 1035 of the Internal Revenue Code. In the event of a Section 1035 exchange, The Adjustable Benefit Enhancement Amount will not be payable.

REINSTATEMENT. If this Policy is reinstated, this Rider may also be reinstated if satisfactory evidence of insurability is provided to Lincoln Life.

DEFERRAL OF PAYMENT. Lincoln Life may defer payment of any Adjustable Benefit Enhancement in the same manner that Lincoln Life may defer payment of any Surrender Value under this Policy.

POLICY PROVISIONS. Except as provided above, this Rider is subject to all the terms of the Policy.

Issued by The Lincoln National Life Insurance Company.


                                     The Lincoln National Life Insurance Company

                                     /s/ John H. Gotta

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